I. CODE OF ETHICS

Persons Covered by the Code (Initiated 1/26/05)

Employees – The Code applies to all of the firm’s employees and partners which for purposes of the Code include all of the firm’s supervised persons. The firm’s supervised persons include directors, officers, partners and employees or other persons of similar status and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

Access Persons – certain provisions of the Code apply only to “Access Persons” as defined in the addendum.

Osprey Partners has adopted the following Code of Ethics using the Code of the Association for Investment Management and Research “AIMR” as a guide. Employees and partners of Osprey Partners shall:

•	Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees and partners, and fellow partners.

•	Practice and encourage employees and partners to practice in a professional and ethical manner that will reflect credit on the firm.

•	Strive to maintain and improve their competence and the competence of others in the firm.

•	Use reasonable care and exercise independent unbiased professional judgment.

II. STANDARDS OF PROFESSIONAL CONDUCT

Osprey Partners has adopted the following Standards of Professional Conduct using the Standard set forth by the Association for Investment Management and Research “AIMR” as a guide.

•	Fundamental Responsibilities

Employees and partners shall maintain knowledge and comply with all applicable laws, rules, and regulations (including AIMR’s Code of Ethics and Standards of Professional Conduct) of any government, government agency, regulatory organization, licensing agency, or professional association governing their professional activities.

Employees and partners shall not knowingly participate in any violation of such laws, rules or regulations.

•	Relationships with and Responsibilities to the Profession

Professional Misconduct. Employees and partners shall not engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

Prohibition against Plagiarism. Employees and partners shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material.

•	Relationships with and Responsibilities to the Employer

Duty to Chief Compliance Officer (CCO). Employees and partners shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both the CCO, and the persons or entities for whom they undertake independent practice.

All employees must notify the custodian of any account in which they have a pecuniary interest, that they are employees of a RIA, and that a monthly statement of all holdings and activities must be forwarded by the custodian directly to the individual charged with compliance administration at the firm.

Disclosure of Conflicts to Employer. Employees and partners shall disclose to the Managing Partners all matters, including beneficial ownership of securities or other investments, that could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations. In this regard, employees and partners must comply with any prohibitions on activities imposed by the Managing Partners if a conflict of interest exists.

Disclosure of Additional Compensation Arrangements. Employees and partners shall disclose to the Managing Partners all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by Osprey Partners.

Responsibilities of Supervisors. Employees and partners with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statues, regulations, or provisions of the Code and Standards. In so doing, employees and partners are entitled to rely on reasonable procedures designed to detect and prevent such violations.

•	Relationships with and Responsibilities to Clients and Prospects

Investment Process.

Reasonable Basis and Representation. Employees and partners shall:

•	Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

•	Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

•	Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

•	Maintain appropriate records to support the reasonableness of such recommendation or actions.

Research Reports. Employees and partners shall:

•	Use reasonable judgement regarding the inclusion or exclusion of relevant factors in research reports.

•	Distinguish between fact and opinion in research reports.

•	Give attribution to data, information and opinion sources.

•	Refrain from public distribution of research reports as they are for internal use only.

Independence and Objectivity. Employees and partners shall use reasonable care and judgement to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

Interactions with Clients and Prospects. (Amended 1/26/05)

Fiduciary Duties. In relationships with clients, employees and partners shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. They shall not engage in any manipulative practice with respect to clients. Employees and partners will best serve Osprey Partners by acting for the benefit of their clients and place their clients’ interests before their own.

Portfolio Investment Recommendations and Actions. Employees and partners shall refer to the clients’ Investment Policy Statement to determine the appropriateness and suitability of investment recommendations. In the absence of an Investment Policy Statement, the firm manages client assets according to the default guidelines established by Osprey for the specific investment style agreed to with the client.

Priority of Transactions. Transactions for clients shall have priority over transactions in securities or other investments of which an employee is the beneficial owner, or that such transactions do not operate adversely to their clients’ interests. If employees and partners take action regarding the purchases or sale of a security or other investment, they shall take such action for clients before acting on their own behalf. All personal securities transactions shall be conducted to reasonably avoid conflicts of interest. Osprey Partners shall execute trades with the sincere intent of not showing preferences to any one client or broker/dealer.

Preservation of Confidentiality. Employees and partners shall preserve the confidentiality of information communicated by clients, or prospective clients concerning matters within the scope of the client-employee relationship unless: 1) the employee receives information concerning illegal activities on the part of the client, 2) an authorized regulatory authority requests the information, or 3) the client gives written permission for dissemination of such information.

Employees will be entrusted with information that is the property of Osprey Partners Investment Management, LLC and/or of the respective client, and as such is considered material nonpublic information about the adviser’s securities recommendations and client securities holdings and transactions and is confidential. That information may not be used, discussed, or disclosed without the express permission of Osprey Partners Investment Management, LLC except to those internal individuals who need to know the information to perform their duties or as required by law.

Prohibition against Misrepresentation. Employees and partners shall not make any statements, orally or written, that misrepresent:

•	the services that Osprey Partners is capable of performing;

•	their qualifications or the qualifications of Osprey Partners;

•	their academic or professional credentials.

Relationships with and Responsibilities to the Investing Public

Prohibition against Use of Material Nonpublic Information. Employees and partners who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security.

Performance Presentation.

Employees and partners shall not make any statements, orally or written, that misrepresent the investment performance that Osprey Partners has accomplished or can reasonably be expected to achieve.

Employees and partners communicating individual account or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, shall make every reasonable effort to assure that such performance information is a fair, accurate, and a complete presentation of such performance.